ITEM 77Q(1)(e)


Name changed to Federated Stock
and California Muni Fund - 12/4/06


EXHIBIT B
to the
Investment Advisory Contract

Federated California Muni and Stock Advantage Fund

	For all services rendered by the Adviser hereunder, the above-named Fund of the Trust shall pay to the Adviser and the Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to 1.00 of 1% of the average daily net assets of the Fund

	The portion of the fees based upon the
average daily net assets of the Fund shall be accrued daily at the rate of 1/365th of 1.00 of 1% applied to the daily net assets of the Fund.

	The advisory fee so accrued shall
be paid to the Adviser daily.

	Witness the due execution hereof
this 1st day of September, 2006.


Federated Equity Management Company
of Pennsylvania



By:  /s/ John B. Fisher
Name:  John B. Fisher
Title:  President


Federated Income Securities Trust



By:  /s/ J. Christopher Donahue
Name:  J. Christopher Donahue
Title:  President